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NIKE, INC. REPORTS FISCAL 2017 THIRD QUARTER RESULTS

•	Revenues up 5 percent to $8.4 billion; 7 percent growth on a currency-neutral basis*

•	Diluted earnings per share up 24 percent to $0.68

•	Inventories up 7 percent as of February 28, 2017

BEAVERTON, Ore., March 21, 2017 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2017 third quarter ended February 28, 2017. Consumer demand in all geographies drove revenue growth across the NIKE Brand portfolio. Diluted earnings per share were up 24 percent and grew faster than revenue, primarily due to selling and administrative expense leverage, higher other income (net), a lower effective tax rate and a lower average share count.

“The power of NIKE’s diverse, global portfolio delivered another solid quarter of growth and profitability,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “To expand our leadership and ignite NIKE’s next phase of growth, we’re delivering a relentless flow of innovation through performance and style, increasing speed throughout the business and creating more direct connections with consumers leveraging digital and membership.”**

Third Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 5 percent to $8.4 billion, up 7 percent on a currency-neutral basis.

◦
Revenues for the NIKE Brand were $7.9 billion, up 7 percent on a currency-neutral basis, driven by double-digit growth in Western Europe, Greater China and the Emerging Markets as well as the Sportswear and Jordan Brand categories.

◦	Revenues for Converse were $498 million, up 3 percent on a currency-neutral basis, driven by growth in North America.

•
Gross margin contracted 140 basis points to 44.5 percent, as higher average selling prices were more than offset by higher product costs, unfavorable changes in foreign exchange rates and the impact of higher off-price sales.

•
Selling and administrative expense decreased 3 percent to $2.5 billion. Demand creation expense was $749 million, down 7 percent as fiscal 2017 spend was weighted towards the first six months due to significant investments around the Olympics and the European Championships. Operating overhead expense decreased 1 percent to $1.7 billion, as continued investments in Direct-to-Consumer (DTC) were offset by lower bad debt expense compared to the prior year and lower administrative costs as Edit-to-Amplify initiatives are driving productivity in core operational spending.

•	Other income, net was $88 million comprised primarily of net foreign currency exchange gains, and to a lesser extent, non-operating items.

•
The effective tax rate was 13.8 percent, compared to 16.3 percent for the same period last year, primarily due to a reduction in tax reserves and an increase in the mix of earnings from operations outside of the U.S., which are generally subject to a lower tax rate.

•
Net income increased 20 percent to $1.1 billion and diluted earnings per share increased 24 percent to $0.68 as revenue growth, selling and administrative expense leverage, higher other income (net), a lower tax rate and a three percent decline in the weighted average diluted common shares outstanding more than offset lower gross margin.

February 28, 2017 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.9 billion, up 7 percent compared to the prior year as a 3 percent decrease in NIKE Brand wholesale unit inventories was offset by increases in average product costs per unit and higher inventories associated with growth in DTC.

•
Cash and short-term investments were $6.2 billion, $1.1 billion higher than the prior year as growth in net income and proceeds from the issuance of debt in the second quarter of fiscal 2017 as well as proceeds from employee exercises of stock options more than offset share repurchases, higher dividends and investments in infrastructure.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased a total of 8.9 million shares for approximately $475 million as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of February 28, 2017, a total of 64.9 million shares had been repurchased under this program for approximately $3.6 billion.

Futures Orders

Worldwide futures orders for the NIKE Brand will be referenced on our earnings conference calls as deemed appropriate. NIKE Brand and geography Futures Orders growth versus the prior year will be posted on the NIKE, Inc. Investor Relations website at http://investors.nike.com following the call.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 21, 2017, to review fiscal third quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.NIKE.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 28, 2017.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.NIKE.com and individuals can follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions, except per share data)	2/28/2017	2/29/2016	Change	2/28/2017	2/29/2016	Change
Revenues	$8,432	$8,032	5%	$25,673	$24,132	6%
Cost of sales	4,682	4,343	8%	14,184	12,947	10%
Gross profit	3,750	3,689	2%	11,489	11,185	3%
Gross margin	44.5%	45.9%		44.8%	46.3%

Demand creation expense	749	804	-7%	2,552	2,405	6%
Operating overhead expense	1,747	1,762	-1%	5,346	5,298	1%
Total selling and administrative expense	2,496	2,566	-3%	7,898	7,703	3%
% of revenue	29.6%	31.9%		30.8%	31.9%

Interest expense (income), net	19	5	—	41	14	—
Other (income) expense, net	(88)	(17)	—	(168)	(82)	—
Income before income taxes	1,323	1,135	17%	3,718	3,550	5%
Income tax expense	182	185	-2%	486	636	-24%
Effective tax rate	13.8%	16.3%		13.1%	17.9%

NET INCOME	$1,141	$950	20%	$3,232	$2,914	11%

Earnings per common share:
Basic	$0.69	$0.56	23%	$1.95	$1.71	14%
Diluted	$0.68	$0.55	24%	$1.91	$1.67	14%

Weighted average common shares outstanding:
Basic	1,653.1	1,693.8		1,661.5	1,703.2
Diluted	1,686.3	1,737.3		1,696.4	1,748.5

Dividends declared per common share	$0.18	$0.16		$0.52	$0.46

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	February 28,	February 29,	% Change
(Dollars in millions)	2017	2016
ASSETS
Current assets:
Cash and equivalents	$4,021	$3,044	32%
Short-term investments	2,139	2,062	4%
Accounts receivable, net	3,752	3,368	11%
Inventories	4,932	4,590	7%
Prepaid expenses and other current assets	1,361	1,782	-24%
Total current assets	16,205	14,846	9%
Property, plant and equipment, net	3,793	3,329	14%
Identifiable intangible assets, net	283	281	1%
Goodwill	139	131	6%
Deferred income taxes and other assets[1]	2,732	2,381	15%
TOTAL ASSETS	$23,152	$20,968	10%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$6	$7	-14%
Notes payable	23	—	100%
Accounts payable	1,938	1,714	13%
Accrued liabilities[1]	3,228	3,223	0%
Income taxes payable	76	35	117%
Total current liabilities	5,271	4,979	6%
Long-term debt	3,472	2,031	71%
Deferred income taxes and other liabilities[1]	1,687	1,658	2%
Redeemable preferred stock	—	—	—
Shareholders' equity	12,722	12,300	3%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,152	$20,968	10%
[1] During the fourth quarter of fiscal 2016, NIKE, Inc. adopted Accounting Standards Update No. 2015-17, which requires all deferred tax assets and deferred tax liabilities to be classified as non-current. All periods presented have been updated to reflect these changes.

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2017	2/29/2016	Change		2/28/2017	2/29/2016	Change
North America
Footwear	$2,490	$2,404	4%	3%	$7,227	$6,932	4%	4%
Apparel	1,154	1,115	3%	3%	3,744	3,583	4%	4%
Equipment	138	164	-16%	-16%	492	514	-4%	-4%
Total	3,782	3,683	3%	3%	11,463	11,029	4%	4%
Western Europe
Footwear	990	985	1%	6%	3,002	2,958	1%	6%
Apparel	445	392	14%	21%	1,430	1,217	18%	23%
Equipment	64	65	-2%	5%	215	207	4%	9%
Total	1,499	1,442	4%	10%	4,647	4,382	6%	11%
Central & Eastern Europe
Footwear	232	237	-2%	1%	694	658	5%	9%
Apparel	110	102	8%	8%	368	361	2%	5%
Equipment	20	20	0%	0%	68	67	1%	6%
Total	362	359	1%	3%	1,130	1,086	4%	7%
Greater China
Footwear	776	719	8%	14%	2,155	1,918	12%	18%
Apparel	271	235	15%	22%	895	787	14%	19%
Equipment	28	28	0%	7%	100	101	-1%	4%
Total	1,075	982	9%	15%	3,150	2,806	12%	18%
Japan
Footwear	153	133	15%	8%	470	383	23%	8%
Apparel	67	52	29%	21%	197	158	25%	10%
Equipment	16	20	-20%	-24%	52	48	8%	-4%
Total	236	205	15%	8%	719	589	22%	8%
Emerging Markets
Footwear	673	596	13%	17%	2,060	1,940	6%	15%
Apparel	222	228	-3%	3%	719	721	0%	8%
Equipment	55	55	0%	2%	163	168	-3%	3%
Total	950	879	8%	13%	2,942	2,829	4%	12%
Global Brand Divisions[2]	19	17	12%	12%	55	61	-10%	-10%
Total NIKE Brand	7,923	7,567	5%	7%	24,106	22,782	6%	8%
Converse	498	489	2%	3%	1,488	1,442	3%	4%
Corporate[3]	11	(24)	—	—	79	(92)	—	—
Total NIKE, Inc. Revenues	$8,432	$8,032	5%	7%	$25,673	$24,132	6%	8%

Total NIKE Brand
Footwear	$5,314	$5,074	5%	7%	$15,608	$14,789	6%	8%
Apparel	2,269	2,124	7%	9%	7,353	6,827	8%	10%
Equipment	321	352	-9%	-7%	1,090	1,105	-1%	1%
Global Brand Divisions[2]	19	17	12%	12%	55	61	-10%	-10%
[1] Fiscal 2017 results have been restated using fiscal 2016 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2017	2/29/2016	Change	2/28/2017	2/29/2016	Change
North America	$980	$903	9%	$2,896	$2,827	2%
Western Europe	290	334	-13%	918	1,126	-18%
Central & Eastern Europe	57	69	-17%	196	243	-19%
Greater China	381	358	6%	1,127	1,015	11%
Japan	49	36	36%	147	119	24%
Emerging Markets	193	202	-4%	601	701	-14%
Global Brand Divisions[2]	(598)	(625)	4%	(1,988)	(1,874)	-6%
TOTAL NIKE BRAND	1,352	1,277	6%	3,897	4,157	-6%
Converse	109	127	-14%	340	359	-5%
Corporate[3]	(119)	(264)	55%	(478)	(952)	50%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,342	1,140	18%	3,759	3,564	5%
Interest expense (income), net	19	5	—	41	14	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,323	$1,135	17%	$3,718	$3,550	5%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense and is considered a non-GAAP financial measure.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.